Exhibit 5.7

June 5, 2015

Grafco Industries Limited Partnership

101 Oakley Street

Evansville, Indiana 47706

Re:	Registration Statement on Form S-3

Registration No. 333-194030

Ladies and Gentlemen:

We have served as Maryland counsel to Grafco Industries Limited Partnership, a Maryland limited partnership (the “Partnership”), in connection with certain matters of Maryland law relating to the guarantee by the Partnership of $700,000,000 aggregate principal amount of 5.125% Second Priority Senior Secured Notes due 2023 (the “Second Priority Notes”), to be issued by Berry Plastics Corporation, a Delaware corporation (the “Issuer”), pursuant to an Indenture, dated as of the date hereof, among the Issuer, Berry Plastics Group, Inc., a Delaware corporation, certain subsidiaries of the Issuer, including the Partnership, and U.S. Bank National Association, as trustee (the “Indenture”). The Second Priority Notes are covered by the above-referenced Registration Statement on Form S-3, and any amendments thereto (collectively, the “Registration Statement”), filed by the Issuer with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Partnership, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The Sixth Amended and Restated Certificate of Limited Partnership and Limited Partnership Agreement of the Partnership, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. Resolutions (the “Resolutions”) adopted by Caplas Neptune, LLC, a Delaware limited liability company, acting in its capacity as sole general partner of the Partnership (the “General Partner”), relating to the execution, delivery and performance by the Partnership of the Indenture, including the guarantee by the Partnership of the Second Priority Notes contained therein, certified as of the date hereof by an officer of the managing member of the General Partner;

Grafco Industries Limited Partnership

June 5, 2015

4. The Indenture;

5. A certificate of the SDAT as to the good standing of the Partnership, dated as of a recent date;

6. A certificate executed by an officer of the managing member of the General Partner, dated as of the date hereof; and

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Partnership) is duly authorized to do so.

3. Each of the parties (other than the Partnership) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Partnership (a) is a limited partnership validly existing and in good standing under the laws of the State of Maryland and (b) has the necessary limited partnership power to guarantee the Second Priority Notes pursuant to the terms of the Indenture.

2. The Partnership’s guarantee of the Second Priority Notes pursuant to the terms of the Indenture has been duly authorized by all necessary limited partnership action, and the Indenture has been executed and delivered by the Partnership.

Grafco Industries Limited Partnership

June 5, 2015

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. We also consent to the reliance by Bryan Cave LLP on the opinions expressed herein for the purpose of delivering its opinion of even date herewith. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP